SEPARATION AGREEMENT

AGREEMENT entered into as of the 8th day of August, 2005, between Novavax, Inc., a Delaware corporation (“Employer”) and Nelson M. Sims (“Employee”).

WHEREAS, Employer employs Employee as its President and Chief Executive Officer and Employee serves also as an officer and a director of Employer (the ”Board”); and

WHEREAS, Employer and Employee have agreed to terminate their employment relationship and Employee has resigned as a member of the Board as of August 8, 2005.

NOW THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties agree as follows:

1. Employee’s employment was terminated effective August 8, 2005, and Employee resigned as an employee, officer and member of the Board of Employer and all of its subsidiaries effective August 8, 2005. All agreements and contracts relating to such employment and directorship and Employee’s compensation and benefits, including but not limited to, the employment agreement dated as of August 7, 2003, between Employer and Employee (the “Employment Agreement”) and all agreements relating to Employer’s option plans, are hereby terminated without any further liability of the parties to each other thereunder except as set forth in this Agreement.

In consideration of Employee’s eligibility for the separation pay and benefits set forth below in Section 3, which consideration Employee acknowledges is sufficient, Employee hereby releases Employer and its subsidiaries and their respective officers, directors, employees, agents and representatives from any and all claims, demands, losses, expenses, rights, entitlements and liabilities whatsoever, whether actual or contingent, known or unknown existing as of the date hereof or a previous date, including, but not limited to any and all liability to Employee arising out of or in connection with Employee’s employment or directorship; including but not limited to, claims for back pay, for reinstatement, for severance pay or benefits other than as set forth herein or for recovery of any losses or other damages to Employee or his property resulting from any alleged violation of local, state or federal law, such as (but not limited to) claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §200 et seq. (prohibiting discrimination on account of race, sex, national origin or religion); the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq. (prohibiting discrimination on account of age), the Americans with Disabilities Act of 1990, 42 U.S.C. §12, 101 et seq., (prohibiting discrimination on account of disabilities), or any similar federal, state, or local law relating to Employee’s employment. provided, however, that such release shall not cover any liability arising under this Agreement nor shall it cover Employee’s rights to the shares of common stock, $.01 par value of Employer (the “Common Stock”) owned by him.

2. Employee represents that he holds, as of the date hereof, options under the Company’s stock option plans (the ”Plans”) to purchase 1,177,000 shares of Common Stock and was granted the right to receive an option for 120,000 shares of Common Stock that was not granted by the Board (the right to obtain an option and the granted options together, the “Options”). Effective on the date the separation benefits hereunder are paid, the agreements pursuant to which the Options were granted or otherwise mentioned shall be terminated and the Options shall cease to exist.

3. (a) Employee’s salary has been paid through July 31, 2005. Employer shall pay on or before August 15, 2005, in accordance with applicable law (and not part of the separation compensation hereunder), the pro-rata portion of Employee’s salary from August 1, 2005, through August 8, 2005 equal to $8,333.34 and expense reimbursement in the amount of $113.23. These amounts constitute all amounts owed by Employer to Employee relating to Employee’s employment with Employer under applicable law.

(b) Employer agrees to pay or provide, as consideration for the release provided herein and the other agreements made by Employee hereunder, the following amounts or benefits:

(i) a total of $175,000, paid in a lump sum, via direct deposit through Employer’s payroll system in the same manner as payments are currently made to Employee, within one business day of the expiration of the revocation period referenced in Section 10 of this Agreement;

(ii) a total of 250,000 shares of Common Stock of Employer, which shall be restricted stock under Rule 144 promulgated pursuant to the Securities Act of 1933, as amended and to provide Employer’s transfer agent instructions for the issuance of a certificate for said shares promptly upon the expiration of the revocation period referenced in Section 10 of this Agreement;

(iii) an amount equal to $2,500 to enable Employee to buy a laptop computer to replace the Employer’s computer he currently uses, through Employer’s payroll system in the same manner as payments are currently made to Employee within two business days of the expiration of the revocation period referenced in Section 10 of this Agreement;

(iv) the continued use through December 31, 2005 of the Blackberry device currently used by Employee, to enable Employee continued means of communicating with Employer’s personnel; and

(v) Employee’s actual, reasonable, out-of-pocket legal expenses incurred in connection with this Agreement, up to $3,000.

(c) To the extent Employer maintains directors and officers errors and omissions insurance, Employer agrees to use commercially reasonable efforts to ensure that such insurance covers Employee for his actions and omissions to act in his capacity as an officer or director of Employer during the term of his employment for claims made during the period ending August 8, 2010, to the same extent as is applicable to other current and former officers and directors.

(d) Employer agrees to continue to provide after the date of this Agreement, the indemnification with respect to Employee’s acts and omissions to act in his capacity as an officer and director of Employer during the term of his employment with Employer that is provided to officers and directors of Employer pursuant to Employer’s Certificate of Incorporation. For avoidance of doubt the type of indemnification to which this Section 3(d) refers is the indemnification set forth in Article Ninth of Employer’s Certificate of Incorporation as in effect on the date hereof.

4. The payments to Employee as specified in Sections 3(a) and 3(b)shall be subject to withholding of all applicable taxes consistent with Employer’s past practice and applicable law. Employer acknowledges that Employee represents that he is a Florida resident as of the date of this Agreement.

5. Employer and its subsidiaries hereby release Employee from any and all claims, demands and liabilities whatsoever, whether actual or contingent, existing as of the date hereof, including, but not limited to, any and all liability of Employee to Employer and/or its subsidiaries arising from his employment by or service as a member of the Board of Employer or such subsidiaries; provided, however, that such release shall not cover any liability arising under this Agreement or due to a breach of his continuing obligation of confidentiality with respect to Employer’s proprietary, non-public and confidential information.

6. Employee represents that he has returned to Employer all of Employer’s property in his possession, custody or control, (other than the Blackberry device referenced above) including, but not limited to, the laptop computer he currently uses, all documents and computer-stored information and all copies thereof, and all communication and other equipment, keys and credit or telephone cards.

7. Each party hereto agrees not to take any action which disparages or criticizes the other or (with respect to Employer) its management, directors, practices, actions or omissions to act. Each party agrees not to take any action with disrupts or impairs the normal business or operations of the other, including actions that would result in the filing of any claims, lawsuits or charges against the other as a result of anything that has occurred before today or today. Each party agrees not to take any action that violates this Agreement or harms the reputation of the other with the customers or suppliers of the other or with the public, including the investment community. Each party agrees not to pursue any individual claim against the other, its affiliated entities or its officers, directors, employees, representatives or agents, by filing a lawsuit in any local, state or federal court because of anything that occurred before today or today as result of Employee’s employment with or directorship of Employer; provided, however, that this Section shall not apply to any claims arising under this Agreement. Employer agrees that it will promptly notify all executive officers and directors of the Employer’s obligations under this Section 7 and will instruct each such executive officer and director to comply with the requirements of this Section in his communications regarding Employee, Employee’s employment with the Employer and the termination of such employment.

8. Employee shall continue to be bound by Sections 9 (All Business to be Property of the Company; Assignment of Intellectual Property), 10 (Confidentiality) and 12 (Non-Solicitation Agreement) of the Employment Agreement. For purposes of Section 12, the ”Non-competition Period” shall be one year from the date this Agreement is executed by both parties hereto.

9. Employer has carefully reviewed this Agreement with his attorney, having been advised in writing to do so, has had the opportunity to obtain all advice and information he deems necessary with respect to the matters covered by this Agreement and has been given a period of at least 21 days or longer if required by state or local law, to review this Agreement.

10. Employee understands that he may revoke this Agreement entirely by delivering a signed notice of revocation to Employer within seven (7) days (or longer period if required under state or local law) after he signs this Agreement. In that event, this Agreement will be canceled and void and Employee will not be entitled to any of the separation benefits described in this Agreement and neither party shall have any rights or obligations arising under it. Employer agrees to provide the separation benefits described in this Agreement promptly upon the expiration of the revocation period described in Section 3 above. Employer agrees that in the event that Employee does not receive the separation benefits described in Sections 3(b)(i), 3(b)(iii) and 3(b)(v) above by the end of the second business day following receipt of a notice from Employee (which may be sent by e-mail or by facsimile addressed to the Company, attention Dennis Genge at 484 913 0152 or dgenge@novavax.com with a copy to Sharon Goddard White at 617 225-0205 or sgw@wwvlaw.com) that Employee has not received such benefits as of the end of the second business day following the expiration of the revocation period referenced in this Section 10, Employee shall be entitled to receive from Employer (and Employer agrees to promptly pay) (i) the amount of Separation Pay specified in Section 8(b)(i) of the Employment Agreement, (ii) $33,334 pursuant to Section 6(c) of the Employment Agreement and (iii) $14,286 in additional compensation.

11. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

12. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

13. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

14. All references in this Agreement to ”Employer” shall be deemed to include any and all of Employer’s direct or indirect subsidiaries to the extent the context may require.

15. In the event that litigation involving the Employer arises in which the Employee is a witness or has relevant knowledge or information, the Employee will provide such cooperation as the Employer shall reasonably request and the Employee will be reimbursed by the Employer for all reasonable business and travel related costs.

16. The parties have agreed to a jointly approved press release relating to this Agreement, which is attached hereto as Exhibit A.

17. The parties hereto agree that the execution of this Agreement and compliance with its terms shall not constitute an admission by either party of any liability or wrongdoing whatsoever.

18. In any litigation arising out of this Agreement, including appeals, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney’s fees.

19. The provisions of this Agreement shall be severable, and the invalidity of any provision shall not affect the validity of other provisions.

20. Employee acknowledges that he has carefully read this Agreement, understands its meaning and intent, that he has not been coerced into signing this Agreement and that he voluntarily agrees to abide by its terms. Employee acknowledges that the separation benefits described in this Agreement are sufficient consideration for his signing it and that no other promise or agreement of any kind has been made to him by Employer to cause him to execute this Agreement and that the only consideration for his execution of this Agreement is set forth in this document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYER:

NOVAVAX, INC.

By: /s/ Gary C. Evans

Gary C. Evans, Chairman of the Board

EMPLOYEE:

/s/ Nelson M. Sims

Nelson M. Sims